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Exhibit 5.1

March 19, 2021

Atlas Corp.

23 Berkeley Square

London, WIJ 6HE

Re: $80,000,000 7.125% Notes due 2027

Ladies and Gentlemen:

We have acted as counsel to Atlas Corp., a Marshall Islands corporation (the “Issuer”), in connection with the preparation and filing by the Issuer of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and any amendments thereto for the registration under the Securities Act of $80,000,000 in aggregate principal amount of the Issuer’s 7.125% Notes due 2027 (the “ATCO Notes”) to be offered in exchange (the “Exchange Offer”) for any and all of $80,000,000 in aggregate principal amount of the outstanding 7.125% Notes due 2027 of the Issuer’s wholly-owned subsidiary Seaspan Corporation (the “Seaspan Notes”) pursuant to the terms and conditions set forth in the Offer to Exchange contained in the Registration Statement (the “Offer to Exchange”).

The ATCO Notes will be issued under an Indenture, dated as of March 19, 2021 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of the date of issuance of the ATCO Notes (the “Supplemental Indenture”), between the Issuer and the Trustee. As used herein, the term “Indenture” shall refer to the Base Indenture, as supplemented by the Supplemental Indenture.

This opinion letter is rendered pursuant to Item 21(a) of Form F-4 and Item 601(b)(5) of Regulation S-K. The Indenture and the ATCO Notes are collectively referred to herein as the “Opinion Documents.”

We have examined originals (or copies thereof, certified or otherwise identified to our satisfaction) of such documents, records and papers as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In our examination, we have assumed, without independent verification, the genuineness of all signatures, the legal capacity of all individuals who have executed any such documents, the completeness and authenticity of all documents submitted to us as originals, and the completeness and conformity with originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies (and the completeness and authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us. For purposes of our opinion we have assumed, without conducting any independent research or investigation with respect thereto, that the Issuer is validly existing, has the corporate power and authority under the laws of the Republic of the Marshall Islands to execute and deliver the Opinion Documents and to perform its obligations thereunder, has duly authorized and validly executed and delivered the Base Indenture and will have duly authorized and validly executed and delivered the Supplemental Indenture and the ATCO Notes at the date of issuance of the ATCO Notes. With respect to such matters, we understand that there has been filed with the Commission as an exhibit to the Registration Statement an opinion of Reeder & Simpson, P.C., Marshall Islands counsel to the Issuer.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that when executed by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Seaspan Notes in accordance with the terms and conditions set forth in the Offer to Exchange, the ATCO Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

With your consent, we have assumed that (a)(i) the Base Indenture has been authorized, executed and delivered by the Trustee and constitutes a legally valid and binding obligation of the Trustee, (ii) the Supplemental Indenture will have been authorized, executed and delivered by the Trustee at the date of issuance of the ATCO Notes, (iii) the ATCO Notes will have been duly authenticated by the Trustee, and (iii) the Indenture and the ATCO Notes will constitute legally valid and binding obligations of the Trustee on the date of issuance of the ATCO Notes, and (b) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)

Our opinion set forth herein is limited to the laws of the State of New York (including the statutory provisions, all applicable provisions of the New York Constitution and the reported judicial decisions interpreting the foregoing) and we do not express any opinion herein concerning any other laws. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(c)	We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the nature or extent of the business of any parties to the Opinion Documents.

(d)	We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

(e)

The opinion stated herein relating to the validity and binding nature of obligations of the Issuer is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(f)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ DLA Piper LLP (US)